As filed with the Securities and Exchange Commission on September 25, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

Ekso Bionics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	99-0367049 (I.R.S. Employer Identification No.)

1414 Harbour Way, Suite 1201 Richmond, California (Address of Principal Executive Offices)	94804 (Zip Code)

Amended and Restated 2014 Equity Incentive Plan
(Full Title of the Plan)

Nathan Harding, CEO

Ekso Bionics Holdings, Inc.

1414 Harbour Way, Suite 1201

Richmond, CA 94804

(510) 984-1761

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michelle L. Basil, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☑	Smaller Reporting Company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	11,590,000	(1)	$1.38	(2)	$15,994,200	(2)	$1,858.53

(1)	The registrant is filing this Registration Statement to register the issuance of an additional 11,590,000 shares of Common Stock that may be issued under the registrant’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”), which shares are in addition to 14,410,000 shares of Common Stock previously registered pursuant to a Registration Statement on Form S-8 (Registration No. 333-198357) and filed with the Securities and Exchange Commission. This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the price at which options may be exercised and where such price is not known, the average of the high and low sale prices as of September 21, 2015, which was $1.38.

EXPLANATORY NOTE; INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8 (NO. 333-198357)

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to Ekso Bionics Holdings, Inc.’s 2014 Equity Incentive Plan (the “Plan”) is already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the registration statement that we filed on Form S-8 (File No. 333-198357) with the Securities and Exchange Commission on August 25, 2014 in its entirety and including exhibits thereto, relating to the registration of 14,410,000 shares of our Common Stock, par value $0.001 per share, authorized for issuance under the Plan. This Registration Statement provides for the registration of an additional 11,590,000 shares of Common Stock to be issued under the Plan. These 11,590,000 shares represent an increase in the number of shares of Common Stock reserved for issuance under the Plan, which increase was approved by the stockholders on June 10, 2015 at the 2015 Annual Meeting of Stockholders of Ekso Bionics Holdings, Inc.

Item 8.  Exhibits

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 19, 2015)

5.1*	Opinion of Nutter, McClennen & Fish, LLP.

23.1*	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.1).

23.2*	Consent of OUM & CO LLP.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1	The Registrant’s Amended and Restated 2014 Equity Incentive Plan (incorporated by reference from Appendix A to Registrant’s Proxy Statement on Schedule 14 filed on May 11, 2014)

99.2	Form of Director Option Agreement under 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

99.3	Form of Employee Option Agreement under 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California, on September 25, 2015.

EKSO BIONICS HOLDINGS, INC.
By:	/s/ Nathan Harding
Nathan Harding Chief Executive Officer (principal executive officer)

By:	/s/ Max Scheder-Bieschin
Max Scheder-Bieschin Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nathan Harding and Max Scheder-Bieschin, or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven Sherman	Director and Chairman of the Board	September 25, 2015
Steven Sherman

/s/ Nathan Harding	Director and Chief Executive Officer (principal executive officer)	September 25, 2015
Nathan Harding

/s/ Daniel Boren	Director	September 25, 2015
Daniel Boren

/s/ Marilyn Hamilton	Director	September 25, 2015
Marilyn Hamilton

/s/ Jack Peurach	Director	September 25, 2015
Jack Peurach

/s/ Stanley Stern	Director	September 25, 2015
Stanley Stern

/s/ Amy Wendell	Director	September 25, 2015
Amy Wendell

/s/ Max Scheder-Bieschin	Chief Financial Officer (principal financial and accounting officer)	September 25, 2015
Max Scheder-Bieschin

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